Exhibit 10.1

Chicago Dallas Detroit New York San Francisco
June 5, 2007
Mr. Don Kornstein
Bally Total Fitness Holding Corporation
8700 Bryn Mawr Avenue
Chicago, IL 60631
Re: Agreement for Interim Management and Restructuring Services
Dear Don:
This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and Bally Total Fitness Holding Corporation (the “Company”), for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.
All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.
Generally, the engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company and the direct supervision of its Chief Restructuring Officer.
Objective and Tasks
APS will provide Michael Feder to serve as the Company’s Interim Chief Operating Officer (“Interim COO”), reporting to the Company’s Chairman of the Board. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Michael Feder will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. In addition to the ordinary course duties of Interim COO, the Temporary Staff (as defined below) roles will include working with the Company and its team to do the following:
•	Provide oversight to and manage the Company’s business operations
•	Provide leadership to the financial function including, without limitation, assisting the Company in strengthening the core competencies in the finance organization, particularly planning, general accounting and financial reporting information management.
2000 Town Center — Suite 2400 — Southfield, MI — 48075 — 248.358.4420 — 248.358.1969 fax — www.alixpartners.com

Mr. Don Kornstein
June 5, 2007

•	Assist in developing and implementing cash management strategies, tactics and processes.
•	Assist in overseeing and driving financial performance in conformity with the Company’s business plan.
•	Assist management with the development of the Company’s revised business plan, and such other related forecasts as may be required by the bank lenders or other creditors in connection with negotiations or by the Company for other corporate purposes.
•	Assist with such other matters as may be requested that fall within APS’ expertise and that are mutually agreeable.
Any of the above duties and/or terms of this agreement may be required to be modified if the Company enters into a voluntary or involuntary Chapter 11 bankruptcy proceeding.
Staffing
APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.
The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS’ staffing and will not add additional Temporary Staff to the assignment without first consulting with the Company to obtain the Company’s written concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.
Timing, Fees and Retainer
APS will commence this engagement on or about June 5, 2007 after receipt of a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth on Schedule 1.
The Company shall compensate APS for its services, and reimburse APS for reasonable expenses, as set forth on Schedule 1.
* * *

Mr. Don Kornstein
June 5, 2007

In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company will, subject to the applicable fiduciary duties of its directors and officers, promptly apply to the Bankruptcy Court to obtain approval of APS’ retention and Retainer nunc pro tunc to the date of the filing.
The terms and conditions set out in the attached Schedule(s), Exhibit and the General Terms and Conditions form part of the Agreement and are incorporated by reference herein.
If these terms meet with your approval and are approved by the Board of Directors of the Company, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer.
We look forward to working with you.
Sincerely yours,
AP Services, LLC
/s/ Michael A. Feder
Michael A. Feder
Managing Director
Acknowledged and Agreed to:

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Don R. Kornstein

Its:	Interim Chairman and Chief Restructuring Officer

Dated:	June 5, 2007

AP Services, LLC
Employment by Bally Total Fitness Holding Corporation
Exhibit A
Temporary Staff
Individuals with Executive Officer Positions

			Commitment
Name	Description	Hourly Rate	Full[1] or Part Time
Michael A. Feder	Interim COO	$725	Full
Additional Temporary Staff

			Commitment
Name	Description	Hourly Rate	Full[1] or Part[2]Time
Thomas Osmun	TBD	$565	Full
TBD
The parties agree that Exhibit A can be amended by APS from time to time, with the written consent of the Company, to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1]	Full time is defined as substantially full time.

[2]	Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

Schedule 1
Fees and Expenses
1.	Fees: APS’ fees will be based on the hours worked by APS personnel at APS’ hourly rates, which are:

Managing Directors	$600-750
Directors	$440-575
Vice Presidents	$325-450
Associates	$260-315
APS reviews and revises its billing rates on January 1 of each year.
2.	Success Fee: In addition to hourly fees, subject to the agreement outlined below, APS is normally compensated for the achievement of defined objectives by the payment of a Success Fee. The Company understands and acknowledges that the opportunity to earn a Success Fee is an integral part of APS’ compensation for its engagements.

Because of the nature of this engagement, it is unclear at this time precisely how to define important elements of the Success Fee criteria. Therefore, APS and the Company mutually agree that after the end of the sixth week of the engagement, APS and the Company will attempt to develop a definition of success and agreed-upon Success Fee calculation methodology; provided, however, that nothing contained in this Agreement shall obligate the Company to pay a Success Fee unless the Company agrees to a Success Fee calculation methodology and the Success Fee becomes due in accordance with such methodology.
3.	Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, postage and a communications charge of $4.00 per billable hour to cover telephone and facsimile charges.
4.	Retainer: The Company shall pay APS a retainer of $100,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

Schedule 2
Disclosures
APS has performed a review of this engagement by its conflicts check system to determine whether it has had or has any relationships with the Company. Based on this search, APS knows of no fact or situation that would represent a conflict of interest for APS with regard to the Company.
This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

AP Services, LLC
General Terms and Conditions
These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and APS to which these Terms are attached. In case of conflict between the wording in the letter agreement and these General Terms and Conditions, the wording of the letter agreement shall prevail.

Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.
APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.
Section 2. Retainer, Billing and Payments
Retainer and Billing. APS will submit semi-monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.
Payments. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:	Comerica Bank
ABA #072000096
Receiving Account:	AP Services, LLC
A/C #1851-765410
Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the expiration or termination of the Agreement without the consent of APS.
Section 4. Confidentiality
APS shall keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. Consistent with securities laws or advice of counsel, APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company.
The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS’ prior approval except as required by law.
Section 5. Intellectual Property
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
Except as may be caused by APS’ gross negligence or willful misconduct, the Company shall indemnify, hold harmless and defend APS and its affiliates and its and their directors, officers, employees, Temporary Staff and agents (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, that to the extent

AP Services, LLC
General Terms and Conditions

any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code, indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of Directors of the Company. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS’ professional time (APS’ professional time will be reimbursed at APS’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party. The indemnitees may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.
The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with a minimum of $10 million of direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. Subject to reimbursement of reasonable defense costs as may be caused by APS’ gross negligence, willful misconduct or illegal acts, the Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Temporary Staff under the Company’s policy, APS may, at its option, attempt to purchase a separate D&O policy that will cover the Temporary Staff only. The cost of same shall be invoiced to the Company as an out-of-pocket cash expense. If APS is unable to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.
APS is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.
APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or intentional misconduct.
Section 8. Governing Law
The Agreement is governed by and shall be construed in accordance with the laws of the State of Illinois with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Chicago, Illinois under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses earned and due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.
Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Success Fee provision in the Agreement, APS shall remain entitled to the Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of the Agreement to the date of termination. Cause shall mean:
(a) a Temporary Staff member acting on behalf of the Company is convicted of a felony, or
(b) it is determined in good faith by the Board of Directors of the Company after 30 days notice and opportunity to cure, that either (i) a Temporary Staff member is engaging in misconduct injurious to the Company, or (ii) a Temporary Staff member is breaching any of his or her material obligations under this Agreement, or (iii) a Temporary Staff member is willfully disobeying a lawful direction of the Board of Directors or senior management of the Company.
Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 2 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. General
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.
Joint and Several. If more than one company signs this Agreement, the liability of each Company shall be joint and several.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:
AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.